Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER, FULL-YEAR 2003 RESULTS

Sales of $4.2 Million; Reduced Operating Expenses; Improved Bottom-Line Results

Mountain View, Calif., February 11, 2004 . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that higher sales and lower operating expenses led to improved bottom-line results for its fourth quarter and year ended December 31, 2003, compared to the year earlier period. Total sales for the 2003 fourth quarter were $4.2 million, up 13 percent from total sales of $3.7 million for the year-earlier period. The net loss for the fourth quarter of 2003 was $2.2 million, or a $0.12 loss per share, compared to a net loss of $3.1 million, or $0.20 loss per share, for the fourth quarter of 2002. Operating expenses declined 15 percent in the 2003 fourth quarter to $4.8 million from $5.7 million in the prior year period.

Disposable radiofrequency (RF) needle sales to existing customers in the 2003 fourth quarter grew by 52 percent over the prior year period. U.S. sales for the 2003 fourth quarter were 83 percent of total sales compared to 76 percent of total sales for the year-earlier period. Disposable sales represented 87 percent of total sales for the 2003 fourth quarter compared to 80 percent of total sales in the 2002 fourth quarter.

The balance of cash, cash equivalents and marketable securities was $9.5 million at December 31, 2003, down from $10.6 million at September 30, 2003.

President and Chief Executive Officer Joseph M. DeVivo commented, “We are very pleased with the results we posted in the fourth quarter and with the direction we are headed as an organization. Having set aggressive goals for the period, we hit or exceeded each of those operational and sales goals - making progress in both domestic and international markets while decreasing our spending. More importantly we believe that we have rationalized the size of our operation, achieving what we believe to be the right scale for the current level of sales while at the same time redesigning the organization to better support our growth plans in a more profitable fashion.”

Mr. DeVivo continued, “As anticipated, sales grew during the period and we achieved better than expected reductions in spending, inventory levels and cash burn. We will continue to focus significant efforts in increasing sales and managing inventory and cash burn in the quarters ahead to ensure maximum impact from our leaner structure.”

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RITA MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER, FULL-YEAR 2003 RESULTS

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For the full year of 2003, total sales were $16.6 million compared to total sales of $17.4 million for the full year 2002, a decline due principally to a $1.8 million decrease in Japanese sales during the year compared to fiscal year 2002 and a shift in business model favoring the growth in utilization and disposables sales while decreasing reliance on system sales for revenue growth. The net loss for the 2003 full year was reduced 18 percent to $11.1 million, or a $0.63 loss per share, compared to $13.5 million, or a $0.91 loss per share, for the year earlier period. Operating expenses declined 11 percent for the full year 2003 to $21.7 million from $24.4 million for the full year 2002.

U.S. sales for the full year of 2003 were 80 percent of total sales compared to 74 percent of total sales for the year-earlier period. Disposable sales represented 88 percent of total sales for the full year 2003 compared to 75 percent of total sales in 2002.

The balance sheet at December 31, 2003, showed cash, cash equivalents, and marketable securities of $9.5 million, a current ratio of 5:1, total assets of $22.0 million, stockholders’ equity of $19.1 million and no debt.

Webcast Information

Management will host a conference call to be broadcast live on the Internet today at 11:30 a.m. EST (Eastern). Those interested in listening to the live webcast may do so by going to the Investor Relations/Overview section of the Company’s website at http://www.ritamedical.com/.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radio frequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company’s technology and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

TABLES FOLLOW

RITA MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER, FULL-YEAR 2003 RESULTS

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Sales	$4,195	$3,715	$16,607	$17,393
Cost of goods sold	1,636	1,135	6,166	6,908

Gross profit	2,559	2,580	10,441	10,485

Operating expenses:
Research and development	899	1,170	4,294	5,052
Selling, general and administrative	3,936	4,529	17,418	19,366

Total operating expenses	4,835	5,699	21,712	24,418

Loss from operations	(2,276)	(3,119)	(11,271)	(13,933)

Interest income and other expense, net	35	66	192	434

Net loss	$(2,241)	$(3,053)	$(11,079)	$(13,499)

Net loss per share, basic and diluted	$(0.12)	$(0.20)	$(0.63)	$(0.91)

Shares used in computing net loss per share, basic and diluted	17,971	15,109	17,647	14,890

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RITA MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER, FULL-YEAR 2003 RESULTS

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,580	$6,888
Marketable securities	4,022	5,427
Accounts and note receivable, net	2,990	2,798
Inventories, net	2,192	3,521
Prepaid assets and other current assets	1,028	995

Total current assets	14,812	19,629
Long term marketable securities	933	520
Long term note receivable, net	338	381
Property and equipment, net	1,089	1,565
Intangibles and other assets	4,861	2,071

Total assets	$22,033	$24,166

Liabilities and stockholders’ equity
Current liabilities	$2,926	$3,563
Long term liabilities	23	—
Stockholders’ equity	19,084	20,603

Total liabilities and stockholders’ equity	$22,033	$24,166

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